Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Eagle Energy Infrastructure Fund, a series of Northern Lights Fund Trust, of our report dated June 29, 2026, relating to our audit of the financial statements and financial highlights, which appear in the April 30, 2026 Form N-CSR, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Policies and Procedures for Disclosure of Portfolio Holdings,” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 25, 2026